Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Osage Bancshares, Inc.

Pawhuska, Oklahoma

We consent to the incorporation by reference into the Registration Statements on Form S-8 of Osage Bancshares, Inc. (File Nos. 333-140308 and 333-140307) of our report dated September 20, 2007, on our audits of the consolidated financial statements of Osage Bancshares, Inc. as of June 30, 2007 and 2006, and for each of the three years in the period ended June 30, 2007, which report is being incorporated by reference into the Annual Report on Form 10-KSB of Osage Bancshares, Inc. for the year ended June 30, 2007.

/s/BKD, LLP

Joplin, Missouri

September 27, 2007